Registration No. 333-

As filed with the Securities and Exchange Commission on July 17, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRESCENT POINT ENERGY CORP.

(Exact name of registrant as specified in its charter)

Alberta	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 2000, 585 - 8th Avenue S.W. Calgary, Alberta T2P 1G1 (403) 693-0020
(Address of Principal Executive Offices) (Zip Code)
Crescent Point Energy Corp. Stock Option Plan Crescent Point Energy Corp. Restricted Share Bonus Plan (Full title of the plans)
Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 Tel. (302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:

Ken Lamont	Guy P. Lander, Esq.	Mark Eade, Esq.
Chief Financial Officer	Carter Ledyard & Milburn LLP	Senior Vice President and General Counsel
Crescent Point Energy Corp.	2 Wall Street	Crescent Point Energy Corp.
Suite 2000, 585 – 8th Avenue S.W..	New York, New York 10005	Suite 2000, 585-8th Avenue S.W.
Calgary, Alberta, Canada T2P 1G1	(212) 238-8619	Calgary, Alberta, Canada T2P 1G1
(403) 693-0020		(403) 718-3641

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐ Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares	28,125,919 (3)	$7.60 (2)	$213,756,985	$26,613

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares (the “Common Shares”) of Crescent Point Energy Corp. (the “Registrant”), that may be offered or issued pursuant to Crescent Point Energy Corp. Stock Option Plan and Crescent Point Energy Corp. Restricted Share Bonus Plan or RSBP (collectively, the “Plans”) by reason of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is calculated based on the average of the daily high and low sale prices of the Common Shares, as reported on the New York Stock Exchange on July 11, 2018, which was US$7.60 per share.

(3)	15,125,919 under the RSBP and 13,000,000 under the Stock Options Plan.

___________________________

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent to or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed previously by the Registrant with the SEC, are incorporated herein by reference and made a part hereof:

(a)	Our Annual Report on Form 40-F for year ended December 31, 2017, filed with the SEC on March 1, 2018, as amended by our Form 40-F/A, filed with the SEC on March 14, 2018, including all exhibits;

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant since the end of the fiscal year covered by the Annual Report on Form 40-F referred to in clause (a) above;

(c)	The description of the Common Shares contained in our registration statement on Form F-10, filed on July 10, 2015, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this registration statement from the date of filing of such documents. Also, the Registrant may incorporate by reference in its future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that it conflicts with a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference, and such statement shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 124 of the Business Corporations Act (Alberta) (the “ABCA”) provides as follows:

(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if: (a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (a) was substantially successful on the merits in the person’s defence of the action or proceeding, (b) fulfills the conditions set out in subsection (1)(a) and (b), and (c) is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person: (a) in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or (b) in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Sections 6, 8 and 9 of our By-Laws contain the following provisions with respect to the protection and indemnification of our directors and officers:

6. Indemnification of directors and officers - The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act.

8. Right of indemnity not exclusive - The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

9. No liability of directors or officers for certain matters - To the extent permitted by law, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

We have also entered into indemnity agreements with each of our directors and officers pursuant to which we have agreed to indemnify such persons in the manner contemplated by the ABCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4.1	Crescent Point Energy Corp. Stock Option Plan

4.2	Crescent Point Energy Corp. Restricted Share Bonus Plan

5.1	Opinion of Norton Rose Fulbright Canada LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent registered public accounting firm

23.2	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1)

23.3	Consent of GLJ Petroleum Consultants Ltd, independent engineers

23.4	Consent of Sproule Associates Limited, independent engineers

24.1	Power of Attorney (incorporated by reference to the signature page hereto)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ( § 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on this July 17, 2018.

CRESCENT POINT ENERGY CORP.

By:	/s/ Ken Lamont
Name: Ken Lamont
Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Ken Lamont as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on this July 17, 2018.

Signature	Title

/s/ Peter Bannister	Chairman of the Board of Directors
Peter Bannister

/s/ Craig Bryksa	President, Chief Executive Officer and Director
Craig Bryksa

Director
Ted Goldthorpe

Director
Robert F. Heinemann

/s/ Barbara Munroe	Director
Barbara Munroe

/s/ Gerald A. Romanzin	Director
Gerald A. Romanzin

/s/ Francois Langlois	Director
Francois Langlois

Director
Rene Amirault

/s/ Laura A. Cilis	Director
Laura A. Cillis

Director
Mike Jackson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on this July 17, 2018.

Puglisi & Associates

By:	/s/ Puglisi & Associates
Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Crescent Point Energy Corp. Stock Option Plan
4.2	Crescent Point Energy Corp. Restricted Share Bonus Plan
5.1	Opinion of Norton Rose Fulbright Canada LLP.
23.1	Consent of PricewaterhouseCoopers LLP, Independent registered public accounting firm.
23.2	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1)
23.3	Consent of GLJ Petroleum Consultants Ltd, independent engineers.
23.4	Consent of Sproule Associates Limited, independent engineers.
24.1	Power of Attorney (incorporated by reference to the signature page hereto).